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                                                            EXHIBIT 26(H)(2)(X)

                         AMENDMENT NUMBER EIGHT TO THE
                         FUND PARTICIPATION AGREEMENT
                               (SERVICE SHARES)

   This Amendment to the Fund Participation Agreement (the "Agreement") dated June 21, 2000, as amended, between Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the "Trust"), Janus Distributors LLC (the "Distributor"), a registered broker-dealer under the Securities Exchange Act of 1934 and member of the Financial Industry Regulatory Authority, and a Delaware limited liability company, and Minnesota Life Insurance Company, a Minnesota life insurance company (the "Company") is effective as of November 20, 2012.

                                   AMENDMENT

   For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

   1. Schedule A of the Agreement shall be deleted and replaced with the attached Schedule A.

   2. Schedule B attached hereto shall be added to the Agreement.

   3. The following shall be added to the end of Article I of the Agreement:

       "1.11(a) All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. The Company shall use its commercially reasonable best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to market timing. The Company acknowledges that orders accepted by it in violation of the Trust's stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. Eastern Time on the next following Business Day after any such cancellation.

          (b) In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

       1.12 The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding "forward pricing" and the

                                      1

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handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall at its discretion:

          (a) provide the Trust with the results of a Statement on Standards for Attestation Engagements (SSAE-16) review or similar report of independent auditors upon request; or

          (b) provide, upon reasonable request, certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding "forward pricing" and the handling of mutual fund orders on a timely basis."

   4. The following shall be added to the end of Article III:

       "3.14 The Company is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.

       3.15 The Company is a "financial intermediary" as defined by Rule 22c-2 of the 1940 Act (the "Rule"), and has entered into an appropriate agreement with the Trust or one of its affiliates pursuant to the requirements of The Rule."

   5. Article VII of the Agreement shall be revised as follows:

       "If to the Trust:

       Janus Aspen Series
       151 Detroit Street
       Denver, CO 80206
       Attn: Chief Legal Counsel

       If to the Company:

       Minnesota Life Insurance Company

       400 Robert Street
       St. Paul, MN 55101
       Attn: General Counsel

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   6. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

MINNESOTA LIFE
INSURANCE COMPANY                         JANUS ASPEN SERIES

By:     /s/ Bruce P. Shay                 By:  /s/ Stephanie Grauerholz
        --------------------------             --------------------------------
Name:   Bruce P. Shay                          Name: Stephanie Grauerholz
Title:  Executive Vice President               Title: Vice President

JANUS DISTRIBUTORS LLC

By:     /s/ Russell P. Shipman
        --------------------------
Name:   Russell P. Shipman
Title:  Senior Vice President

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                                  Schedule A
                  Separate Accounts and Associated Contracts
                        (As amended September 1, 2012)

NAME OF SEPARATE ACCOUNT AND          CONTRACTS FUNDED BY
DATE OF INCEPTION                      SEPARATE ACCOUNT           POLICY FORM #
VARIABLE ANNUITY ACCOUNT       MultiOption Flexible Annuity         84-9091,
(Established September 10,
1984)                                                               92-9283,
                                                                  MHC 92-9283
                               MultiOption Single Annuity           84-9092,
                                                                    84-9093,
                                                                    92-9284,
                                                                  MCH 92-9284
                               MultiOption Select Annuity         MHC 94-9307
                               MultiOption Classic Annuity          99-70016
                               MultiOption Achiever Annuity         99-70017
                               MegAnnuity                           87-9154
                               MultiOption Advisor Annuity          02-70067
                               MultiOption Legend Annuity           06-70139
                               MultiOption Extra Annuity            06-70147
                               MultiOption Guide Annuity          ICC 12-70237
MINNESOTA LIFE VARIABLE        Variable Group Universal Life
UNIVERSAL LIFE ACCOUNT         Insurance                            94-18660
(Established August 8, 1994)
Minnesota Life Variable Life
Account                        Variable Adjustable Life            MHC 98-670
(Established October 21, 1985) Variable Adjustable Life - Second
                               Death                               MHC 98-690
                               Variable Adjustable Life (Horizon)    99-680
                               Variable Adjustable Life Summit       03-640
                               Variable Adjustable Life Survivor     04-690

                                      A-1

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                                  Schedule B
                              List of Portfolios

Name of Portfolio

All Portfolios of Service Shares of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series), except the Protected Series Portfolios.

                                      B-1